Financial:

Tito Lima

Chief Financial Officer

717-735-4547 or tlima@sterlingfi.com

Media:

Joe Patterson

Vice President, Director of Corporate Communications

717-735-5651 (office), 717-940-2759 (mobile) or
jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa., Announces 3rd Quarter Earnings

LANCASTER, PA (October 24, 2006) – Sterling Financial Corporation (NASDAQ: SLFI) reported earnings for the quarter and nine months ended September 30, 2006.

Results of Operations

Quarter Ended September 30, 2006

Sterling’s net income for the third quarter ended September 30, 2006, was $5.6 million or $0.19 per diluted share, compared to $10.1 million or $0.34 per diluted share for the same period last year. Included in Sterling’s third quarter 2006 net income was a non-cash impairment charge totaling $5.2 million ($8.0 million pre-tax). The impairment charge was related to Sterling’s affiliate, Corporate Healthcare Strategies, LLC’s (CHS), goodwill and intangible assets and reflects management’s current estimate of the expected impairment (see non-interest expense section for a more detailed explanation). Historically, this affiliate has not been a material contributor to Sterling’s earnings or earnings per share. Excluding this charge, Sterling’s third quarter 2006 net income would have been $10.8 million, an increase of 6.8 percent from the same period last year, while diluted earnings per share would have been $0.37, an increase of 8.8 percent from the same quarter in the prior year.

Return on assets and return on average realized equity were 0.72 percent and 7.18 percent, respectively, for the third quarter of 2006. Excluding the impairment charge, return on assets and return on average realized equity would have been 1.39 percent and 13.88 percent, respectively, compared to 1.39 percent and 14.07 percent, respectively, for the same period last year. Return on average tangible equity was 11.11 percent for the quarter ended September 30, 2006. Excluding the impact of the impairment charge, return on average tangible equity would have been 20.84 percent, compared to 20.73 percent for the same period last year.

Total revenue, comprised of net interest income and non-interest income excluding net gains on sale of securities, was $49.3 million for the third quarter of 2006, an increase of $3.7 million or 8.0 percent from the same period last year. Non-interest expense totaled $40.9 million for the third quarter of 2006, an increase of $10.1 million from the third quarter of 2005. Included in non-interest expense in the third quarter of 2006 was the goodwill and intangible assets impairment charge of $8.0 million. The efficiency ratio was 77.55 percent for the three months ended September 30, 2006. Excluding the impact of the impairment charge, the efficiency ratio would have been 59.39 percent for the third quarter of 2006, compared to 60.43 percent for the third quarter of 2005.

Sterling has continued its trend of increasing net interest income, from $28.9 million for the third quarter of 2005 to $30.7 million for the same period in 2006, a 6.4 percent increase. The growth in net interest income has resulted primarily from the continued organic growth in loans and deposits, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin was 4.69 percent for the third quarter of 2006 as compared to 4.77 percent for the three months ended June 30, 2006, and 4.75 percent for the quarter ended September 30, 2005. While Sterling has been successful in managing its net interest margin by attracting new households and growing its loans and deposits, it has also experienced pressure in its net interest margin primarily resulting from the relatively flat yield curve, when compared to historical levels, and increased pricing competition on loans and deposits.

The provision for loan losses was $1.2 million for the quarter ended September 30, 2006, compared to $1.5 million for the same period in 2005. The provision as of September 30, 2005 included additional reserves related to increased credit risk identified in two significant loan relationships.

Non-interest income, excluding net gains on sale of securities, was $18.6 million for the quarter ended September 30, 2006, a 10.8 percent increase over $16.8 million earned during the same period in 2005. This increase was driven by an 6.5 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; a 21.1 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 9.3 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; an increase of 29.1 percent in other operating income primarily due to higher gains on sale of loans; partially offset by a decrease in mortgage banking income of 47.5 percent; and a decrease of 3.8 percent in insurance commissions and fees from the insurance segment.

Non-interest expense was $40.9 million for the quarter ended September 30, 2006, and included a non-cash impairment charge estimated at $8.0 million. During the third quarter of 2006, Sterling determined that indicators of impairment existed within Corporate Healthcare Strategies (CHS), Sterling’s employee benefits insurance affiliate and performed an analysis to calculate the fair value of the goodwill and other intangible assets. Sterling is finalizing the valuation; however management estimates that the fair value of CHS is $7.5 million to $8.5 million less than its current book value. Consequently, Sterling wrote down the book value of CHS by $8 million as an estimate of the affiliate’s current market value and expects to finalize the valuation in the fourth quarter of 2006. Excluding the impact of the impairment charge, non-interest expense would have been $32.9 million compared to $30.8 million in the third quarter of 2005, an increase of $2.1 million or 6.9 percent. Contributing to the increase was $136,000 related to the adoption of Financial Accounting Standards No. 123R, “Share Based Payment” (Statement No. 123R) and $919,000 resulting from certain initiatives undertaken this year to promote growth in customer relationships as well as expenses incurred in support of business growth. In addition, depreciation on operating lease assets totaling $6.8 million for the third quarter 2006 increased $1.0 million or 18.3 percent, corresponding with the increase noted above in rental income on operating leases.

“While we did absorb a non-cash impairment charge which had a negative impact on earnings, our company’s fundamentals remain strong,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “ Our customer acquisition strategy continued to strengthen as we saw growth in both our loans and deposits. Referrals among our diverse lines of business also are helping us drive revenue.”

Nine Months Ended September 30, 2006

Sterling’s net income was $26.0 million for the nine months ended September 30, 2006, or $0.89 per diluted share, compared to $29.0 million or $0.99 per diluted share for the same period last year. Excluding the impact of the impairment charge, net income would have been $31.2 million, an increase of 7.4 percent from the same period last year, while diluted earnings per share would have been $1.07 for the nine months ended September 30, 2006, an increase of 8.1 percent from the same period last year. Return on assets, return on average realized equity and return on average tangible equity were 1.16 percent, 11.52 percent, and 17.25 percent, respectively, for the nine months ended September 30, 2006. Excluding the impact of the impairment charge, return on assets, return on average realized equity and return on average tangible equity would have been 1.39 percent, 13.82 percent, and 20.55 percent, respectively, as compared to 1.39 percent, 13.97 percent and 20.63 percent, respectively, for the same period last year.

Total revenue, comprised of net interest income and non-interest income excluding net gains on sale of securities, of $145.1 million for the first nine months of 2006 increased $11.0 million or 8.2 percent from the same period last year. Non-interest expense totaled $106.0 million for the first nine months of 2006, an increase of $14.3 million from the same period in 2005. Included in non-interest expense in 2006 was the goodwill and intangible assets impairment charge of $8.0 million. The efficiency ratio was 66.35 percent for the nine months ended September 30, 2006. Excluding the impact of the impairment charge, the efficiency ratio would have been 60.22 percent for the nine months ended September 30, 2006, compared to 61.25 percent for the same period in 2005.

Sterling’s net interest income improved from $84.7 million for the nine months ended September 30, 2005 to $90.8 million in 2006, a 7.2 percent increase. This increase was driven primarily by growth in loans and deposits, partially offset by a decrease of four basis points in the net interest margin to 4.76 percent as a result of the interest rate environment and pricing competition during the first nine months of 2006.

The provision for loan losses was $3.6 million for the nine months ended September 30, 2006, compared to $3.0 million in 2005. This increase was driven primarily by growth in the loan portfolio.

Non-interest income, excluding net gains on sale of securities, was $54.3 million for the nine months ended September 30, 2006, a 9.9 percent increase over $49.4 million earned during the same period in 2005. This increase was driven by a 11.3 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; a 16.6 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 6.0 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; an increase of 18.1 percent in other operating income primarily due to higher gains on sale of loans; partially offset by a decrease in mortgage banking income of 5.7 percent; and by a decrease of 11.4 percent in insurance commissions and fees from the insurance segment.

Non-interest expenses were $106.0 million for the nine months ended September 30, 2006, and included a non-cash impairment charge estimated at $8.0 million as explained in more detail in the non-interest expense discussion for the third quarter of 2006. Excluding the impact of the impairment charge, non-interest expense would have been $98.0 million for the nine months ended September 30, 2006, compared to $91.7 million in 2005, an increase of $6.3 million or 6.9 percent. Contributing to the increase were employment related expenses from a combined $563,000 in charges related to the departure of certain employees and expenses related to the adoption of Statement No. 123R and $3.3 million resulting from certain initiatives undertaken this year to promote growth in customer relationships as well as expenses incurred in support of business growth. In addition, depreciation on operating lease assets totaling $19.5 million for the nine months ended September 30, 2006, increased $2.5 million or 14.5 percent, corresponding with the increase in rental income on operating leases as noted above.

Financial Position

Total assets of $3.1 billion at September 30, 2006, increased by 7.1 percent and 6.1 percent from September 30, 2005, and December 31, 2005, respectively.

The largest increase in assets was in loans outstanding, which totaled $2.3 billion at September 30, 2006, an 8.5 percent increase over the September 30, 2005 balance of $2.1 billion. On an annualized basis, loans outstanding at September 30, 2006 increased 11.0 percent from the December 31, 2005 balance of $2.1 billion. The increase in the loan portfolio both on a year over year basis and from December 31, 2005 resulted from growth over most loan categories, particularly in finance receivables and commercial loans.

Sterling’s loan growth was funded primarily with growth in deposits. At September 30, 2006, total deposits were $2.5 billion, an increase of $269.6 million or 12.1 percent over September 30, 2005. This growth resulted from an increase of 9.3 percent in non-maturity deposits and 16.0 percent in time deposits. When compared to December 31, 2005, total deposits increased by 15.9 percent on an annualized basis. This growth was driven by an annualized increase in non-maturity and time deposits of 12.5 percent and 20.5 percent, respectively.

Credit quality remained strong in the third quarter of 2006. Non-performing loans to total loans were 0.19 percent at September 30, 2006, versus 0.17 percent at September 30, 2005, and 0.22 percent at December 31, 2005. The allowance for loan losses of $22.8 million represented 1.00 percent of total loans at September 30, 2006, compared to $20.2 million, or 0.96 percent at September 30, 2005 and $21.0 million, or 1.00 percent at December 31, 2005.

Non-GAAP Presentations

In addition to the results of operation presented in accordance with U.S. generally accepted accounting principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio, return on average realized equity and return on average tangible equity. The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes net gains on sale of securities.

Return on average realized equity is a non-GAAP financial measure, as it is calculated by taking net income, divided by average shareholders’ equity, excluding average other comprehensive income. We believe the presentation of return on realized average equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Return on average tangible equity is a non-GAAP financial measure, defined as net income, excluding the amortization of intangible assets, divided by average stockholders’ equity less average goodwill and intangible assets. We believe that by excluding the impact of purchase accounting, the return on average tangible equity provides the reader with an important view of our financial performance.

Sterling, in referring to its net income, is referring to income determined in conformity with GAAP.

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling

With assets of $3.1 billion and investment assets under administration of $2.8 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

###

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005

(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$77,132	$79,509	$70,406
Federal funds sold	56,387	30,203	22,078

Cash and cash equivalents	133,519	109,712	92,484
Interest-bearing deposits in banks	3,061	5,690	6,433
Short-term investments	2,451	2,156	1,742
Mortgage loans held for sale	4,456	3,200	6,889
Securities held-to-maturity	21,782	28,891	31,502
Securities available-for-sale	452,620	455,117	460,089
Loans, net of unearned income	2,275,761	2,104,086	2,096,588
Allowance for loan losses	(22,798)	(21,003)	(20,231)

Loans, net of allowance for loan losses	2,252,963	2,083,083	2,076,357
Premises and equipment, net	47,310	43,498	42,371
Assets held for operating lease, net	88,656	73,636	69,822
Other real estate owned	60	60	64
Goodwill	79,865	78,764	77,848
Intangible assets	8,162	11,318	12,309
Mortgage servicing rights	3,104	3,011	2,892
Accrued interest receivable	12,480	12,304	11,538
Other assets	36,661	55,297	46,015

Total assets	$3,147,150	$2,965,737	$2,938,355

Liabilities
Deposits:
Non-interest bearing	$293,125	$304,475	$295,599
Interest-bearing	2,198,317	1,921,812	1,926,252

Total deposits	2,491,442	2,226,287	2,221,851

Short-term borrowings	90,430	140,573	108,361
Long-term debt	126,503	168,875	187,927
Subordinated notes payable	87,630	87,630	87,630
Accrued interest payable	9,476	8,821	8,265
Other liabilities	32,083	35,465	30,866

Total liabilities	2,837,564	2,667,651	2,644,900

Stockholders’ equity
Preferred stock	—	—	—
Common stock	145,689	145,692	145,692
Capital surplus	77,392	79,351	79,165
Restricted stock	—	(2,926)	(3,414)
Retained earnings	86,418	72,849	66,701
Accumulated other comprehensive income	2,999	4,042	6,620
Common stock in treasury, at cost	(2,912)	(922)	(1,309)

Total stockholders’ equity	309,586	298,086	293,455

Total liabilities and stockholders’ equity	$3,147,150	$2,965,737	$2,938,355

Ratios:
Book value per share	$10.68	$10.31	$10.17
Realized book value per share	10.57	10.17	9.94
Allowance for loan losses to total loans	1.00%	1.00%	0.96%
Allowance for loan losses to nonperforming loans	534%	460%	578%
Nonperforming loans to total loans	0.19%	0.22%	0.17%
Net charge-offs to total average loans	0.11%	0.11%	0.11%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

	Three Months Ended, September 30,		Nine Months Ended, September 30,

	2006	2005	2006	2005

(Dollars in thousands, except per share data)
Interest and dividend income
Loans, including fees	$47,076	$38,687	$133,585	$109,131
Debt securities
Taxable	2,568	2,659	7,696	8,246
Tax-exempt	2,490	2,611	7,643	7,817
Dividends	264	107	621	486
Federal funds sold	300	181	571	249
Short-term investments	76	43	200	111

Total interest and dividend income	52,774	44,288	150,316	126,040

Interest expense
Deposits	17,550	11,020	45,578	28,528
Short-term borrowings	1,511	734	4,493	2,154
Long-term debt	1,553	2,326	5,113	6,784
Subordinated debt	1,464	1,354	4,297	3,835

Total interest expense	22,078	15,434	59,481	41,301

Net interest income	30,696	28,854	90,835	84,739

Provision for loan losses	1,224	1,532	3,647	3,029

Net interest income after provision for loan losses	29,472	27,322	87,188	81,710

Non-interest income
Trust and investment management income	2,477	2,221	7,219	6,809
Service charges on deposit accounts	2,323	2,235	6,751	6,243
Other service charges, commissions and fees	1,361	1,224	4,065	3,478
Brokerage fees and commissions	757	739	2,415	2,279
Insurance commissions and fees	1,612	1,675	4,858	5,481
Mortgage banking income	410	781	1,415	1,500
Rental income on operating leases	8,268	6,827	23,698	20,320
Other operating income	1,361	1,054	3,864	3,272
Securities gains, net	324	241	1,158	489

Total non-interest income	18,893	16,997	55,443	49,871

Non-interest expenses
Salaries and employee benefits	14,726	14,459	44,755	42,490
Net occupancy	1,745	1,576	5,071	4,777
Furniture and equipment	2,045	1,700	6,121	5,496
Professional services	997	1,040	3,031	3,041
Depreciation on operating lease assets	6,755	5,710	19,461	16,992
Taxes other than income	774	696	2,113	1,962
Intangible asset amortization	566	659	1,787	2,025
Goodwill and intangible asset impairment	8,000	—	8,000	—
Other	5,304	4,937	15,615	14,867

Total non-interest expenses	40,912	30,777	105,954	91,650

Income before income taxes	7,453	13,542	36,677	39,931
Income tax expenses	1,882	3,456	10,668	10,882

Net income	$5,571	$10,086	$26,009	$29,049

Per share information:
Basic earnings per share	$0.19	$0.35	$0.90	$1.01
Diluted earnings per share	0.19	0.34	0.89	0.99
Dividends declared	0.150	0.140	0.430	0.398
Performance ratios:
Return on average assets	0.72%	1.39%	1.16%	1.39%
Return on average realized equity	7.18%	14.07%	11.52%	13.97%
Return on average tangible equity	11.11%	20.73%	17.25%	20.63%
Efficiency ratio	77.55%	60.43%	66.35%	61.25%

COMPARISON OF RESULTS WITH AND WITHOUT THE ESTIMATED IMPAIRMENT WRITE-DOWN

	Three months ended September 30, 2006

	With Estimated Impairment	Without Estimated Impairment	Estimated Impairment

(Dollars in thousands, except for per share data and performance ratios)
Condensed Consolidated Statements of Income
Net interest income	$30,696	$30,696	$—
Provision for loan losses	1,224	1,224	—

Net interest income after provision for loan losses	29,472	29,472	—
Non-interest income	18,893	18,893	—
Non-interest expenses	40,912	32,912	8,000

Income before income taxes	7,453	15,453	(8,000)
Income tax expense (benefit)	1,882	4,682	(2,800)

Net income	5,571	10,771	(5,200)

Per share information:
Basic earnings per share	$0.19	$0.37	$(0.18)
Diluted earnings per share	0.19	0.37	(0.18)
Performance Ratios:
Return on average assets	0.72%	1.39%	(0.67	) %
Return on average realized equity	7.18%	13.88%	(6.70	) %
Return on average tangible equity	11.11%	20.84%	(9.73	) %
Efficiency ratio	77.55%	59.39%	18.16%

	Nine months ended September 30, 2006

	With Estimated Impairment	Without Estimated Impairment	Estimated Impairment

(Dollars in thousands, except for per share data and performance ratios)
Condensed Consolidated Statements of Income
Net interest income	$90,835	$90,835	$—
Provision for loan losses	3,647	3,647	—

Net interest income after provision for loan losses	87,188	87,188	—
Non-interest income	55,443	55,443	—
Non-interest expenses	105,954	97,954	8,000

Income before income taxes	36,677	44,677	(8,000)
Income tax expense (benefit)	10,668	13,468	(2,800)

Net income	26,009	31,209	(5,200)

Per share information:
Basic earnings per share	$0.90	$1.08	$(0.18)
Diluted earnings per share	0.89	1.07	(0.18)
Performance Ratios:
Return on average assets	1.16%	1.39%	(0.23)%
Return on average realized equity	11.52%	13.82%	(2.30)%
Return on average tangible equity	17.25%	20.55%	(3.30)%
Efficiency ratio	66.35%	60.22%	6.13%